EXHIBIT 23.3

MILLER AND LENTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our name and the information from our report regarding our estimates of reserves and future net revenues from the production and sale of those reserves in the Annual Report on 10-K of Pogo Producing Company for the years ended December 31, 2004, 2003 and 2002, including the filing of our letter report as an exhibit thereto, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-72129, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-59426, 333-65548, 333-86856, 333-98205 and 333-102775.

MILLER AND LENTS, LTD.

	By:	/s/ Carl D. Richard
Carl D. Richard
Senior Vice President

Houston, Texas
March 7, 2005